UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2010

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7480 Flying Cloud Drive Minneapolis, Minnesota	55344-3720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On February 25, 2010, the Board of Directors (the “Board”) of Alliant Techsystems Inc. (“ATK”) increased the size of ATK’s Board from eight to nine members and elected Tig H. Krekel to the Board effective March 1, 2010.  Since 2001, Mr. Krekel has been the Vice Chairman and a partner of J.F. Lehman & Company, a New York private-equity investment bank.  Before joining J.F. Lehman, Mr. Krekel served as President and Chief Executive Officer of Hughes Space and Communications and President of Boeing Satellite Systems, the world’s largest manufacturer of commercial and military communications satellites.

The Board’s Nominating and Governance Committee recommended Mr. Krekel’s election to the Board.  The Board also appointed Mr. Krekel to the Personnel and Compensation Committee.

The Board has determined that Mr. Krekel is an independent director under the New York Stock Exchange Corporate Governance Standards.  There was no arrangement or understanding between Mr. Krekel and any other persons pursuant to which Mr. Krekel was selected as a director.  As of the date of this Current Report on Form 8-K, neither Mr. Krekel nor any of his immediate family members is a party, either directly or indirectly, to any transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Krekel will have the same compensation and indemnification arrangements as the other non-employee directors who serve on ATK’s Board, which have previously been described in ATK’s filings with the Securities and Exchange Commission.

A copy of the press release announcing Mr. Krekel’s election is furnished as Exhibit 99.1 to this Current Report on Form 8- K.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press release issued by ATK on March 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

Date: March 1, 2010	By:	/s/ KEITH D. ROSS
Keith D. Ross
Senior Vice President, General
Counsel and Secretary